LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
regabnotifications@bear.com

EMC Mortgage Corporation
2780 Lake Vista Drive
Irving, Texas 75067

Re:           Bear Stearns Asset Backed Securities Trust 2007-AQ2

Reference is made to the Pooling and Servicing Agreement dated as of February 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Seller and Master Servicer, and LaSalle Bank National Association, as Trustee.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President